Exhibit 10.27

COMMERCIAL LEASE

SUBJECT TO THE PROVISION OF ARTICLES L. 145-1 ET SEQ.

OF THE FRENCH COMMERCIAL CODE

BETWEEN THE UNDERSIGNED:

•	The company “SOCIETE CIVILE IMMOBILIERE FRANKLIN ROOSEVELT”,

A real estate investment company with registered capital of €7,622.45, with its registered offices at VAULX-EN-VELIN (Rhône) - 112, avenue Franklin Roosevelt, registered with the Trade and Companies Registry of LYON under the number 779 793 561,

Hereby represented by Mr. Jean-Yves CARRY, joint manager, duly empowered for the purposes hereof,

Hereinafter referred to as the “Lessor”,
ON THE ONE HAND,

AND:

•	The company “METALDYNE INTERNATIONAL FRANCE”,

A simplified single shareholder company with registered capital of €7,537,650, with its registered offices at VENISSIEUX (Rhône) - 33 et 35, rue Roger Salengro, registered with the Trade and Companies Registry of LYON under the number 412 670 671,

Hereby represented by Mr. Didier THIERION, Managing Director, duly empowered for the purposes hereof, pursuant to authority granted on this day,

Hereinafter referred to as the “Lessee”,
ON THE OTHER HAND,

THE FOLLOWING IS HEREBY AGREED BY THE ABOVEMENTIONED PARTIES:

The Lessor is the owner of real estate which is part of a real estate tenement in DECINES-CHARPIEU (Rhône) - 45 to 51, rue de Vaucanson.

The Lessee has expressed an interest in entering into a commercial lease over the premises designated hereinafter, with a view to running an industrial business in these premises in the production and manufacturer of automotive engine parts, notably taking the following aspects into account:

•	a possible future extension to neighbouring lots numbers 7, 3, 2, and 1, under usual market conditions to be defined between the Parties according to the following the availability schedule of the lots:

•	lot 7: 01/01/2014,

•	lot 3: 01/10/2014,

•	lot 2: 01/10/2015,

•	lot 1: 01/01/2016.

It is hereby specified that the Lessee will, under the conditions in article 22 here below, benefit from a preferential right to enter into a commercial lease before the dates above for each lot, and under similar conditions to those offered to the potential lessee.

•	the completion of the works described below by the Lessor by 1 January, 2013, the date the lease comes into effect;

•	and the possibility to withdraw in exchange for the relinquishment of a sum of €50,000 excluding taxes.

In the framework of, and in accordance with, the provisions in articles L. 145-1 and seq. of the French Commercial Code, the parties have agreed to the lease of the premises herein below, under the terms, conditions, and details that will be defined in the present agreements.

For this reason, the parties have come together and,

WITH REGARD TO THE AFORESAID, IT HAS THEREFORE BEEN AGREED AS FOLLOWS:

ARTICLE 1 - LEASE

The Lessor hereby grants a rental lease, for commercial purposes, as provided for by articles L. 145-1 et seq. of the French Commercial Code, to the Lessee, who accepts, pertaining to the real estate property and rights designated hereinafter.

ARTICLE 2 - DESIGNATION

The following real estate property located in a co-owned complex in DECINES-CHARPIEU (Rhône) - 45 to 51, rue de Vaucanson, namely:

•	an industrial building of 720 m2 (in accordance with the plan and description attached in Appendix 1), including 160 m2 for use as office premises (lot n° 4);

•	an industrial building of 720 m2 with a bay (in accordance with the plan and description attached in Appendix 1), including 60 m2 for use as office premises (lot n° 5);

•	a building of 84 m2 adjoining lot n°5 for use as office premises;

•	an industrial building of 864 m2 with a bay (lot n° 6) behind lot n° 5;

•	as well as common rights of access to this building, for ordinary usage.

In total, a net floor area of 2,388 m2 (in accordance with the plan attached in Appendix 1).

The Lessee hereby states that it has visited and examined the premises, and considers the premises to be fit for the use it intends to make of them, subject to the truthfulness of the Lessor’s declarations and the completion of the works provided for in article 20.

ARTICLE 3 - TERM

The present lease takes effect from the moment of the signature of the present terms. These effects will be carried out as follows.

Subject to the right to withdraw, stipulated in favour of the lessee in article 21 of the present terms, the present lease is granted and accepted for a fixed-term period of nine (9) full and consecutive years, with effect from 1 January 2013, date when the lease takes effect, until 31 December 2021.

Until the date the lease takes effect, only the stipulations of the present terms which, owing to their subject, may be interpreted as coming into effect from this day, will be applicable.

It is expressly reminded that all the declarations by the parties in the present terms will be considered to be reiterated on 1 January, 2013.

The Lessee waives the right to give notice upon expiration of the first and second three-year periods, save in the event of cases provided for in article L. 145-4 of the French Commercial Code.

The Lessor shall be entitled to give notice upon expiration of each three-year period if it intends to invoke the provisions of articles L. 145-18, L. 145-21, and L. 145-24 of the said Code, in order to rebuild the existing building, to raise it, or to perform building work specified or authorised as part of a property restoration programme.

Should the Lessor wish to terminate the lease in the event of one of the cases provided for above, it must give notice to the other party by extrajudicial deed at least eighteen months prior to the expiration of the three-year period in progress.

ARTICLE 4 - INTENDED USE

The premises subject to this lease shall be used as office space and a production and storage warehouse by the Lessee.

As such, the Lessee may conduct all activities relating to the current corporate purpose of the Company in these premises, namely: the Manufacture of parts for automotive engines, and related and complementary activities.

Any change - even temporary - in the use of the premises or the nature of the business operated, as well as all ancillary or complementary activities must be given prior express approval by the Lessor in writing, on pain of termination of this lease.

Without prejudice to the above stipulations, the Lessee undertakes to refrain from any activity that is not in line with current regulations on noise, and that is liable to cause any nuisance whatsoever in the premises or in neighbouring premises and to insure the Lessor against any claims whatsoever in this respect.

Nonetheless, in the event that the Lessor has to pay any amount whatsoever due to the Lessee, the latter shall be bound to reimburse the said amounts without delay on presentation of proof of the amount of money in question and of payment.

The Lessee undertakes to assume responsibility for any prior declarations and to obtain all the necessary administrative permits to enable it to conduct its business. It shall be accountable to the Lessor in this respect, and the latter may not in any event be held liable for any non-compliance on the part of the Lessee.

ARTICLE 5 - DECLARATIONS CONCERNING THE RENTED PROPERTY

The Lessee hereby declares that, before signing this deed, it was informed of the following elements and declarations, and that it has considered such elements and declarations in full with a view to entering into this lease, and thus releases the draftsman of any responsibility whatsoever in this respect, so that the liability of the latter is not raised or invoked to this end.

All of the following documents will be provided without delay by the Lessor to the Lessee as and when the reception of the works referred to in Article 20:

•	Documents relative to the status of the property with regard to various standards and regulations related to compliance with all safety regulations in force on the date hereof regarding fire hazards and the risk of panic in establishments open to the public, compliance with the legislation pertaining to labour law, and compliance with the use of installations and equipment in the light of health and safety standards in force on the date of occupancy;

•	Natural and Technological Risk Assessment (Articles L. 125-5 and R. 125-26 of the French Environmental Code);

•	Energy Performance Diagnosis (Articles L. 134-1 and L. 134-3-1 of the French Building and Accommodation Code);

•	Planning report not showing the existence of any administrative constraints preventing the free use of the premises in accordance with their intended usage, or likely to reduce this usage.

•	The summary sheet for the “Asbestos Technical File” (provided for by article R 1334-26 of the French Public Health Code) compiled by the Lessor in accordance with the provisions of articles R 1334-25 and R 1334-28 of the French Public Health Code, as the said file is defined in article R 1334-26 of the French Public Health Code, is attached in Appendix 3. This document confirms that there are no traces of asbestos.

In any event, the Lessor will be bound to conduct at its own risk and expense any work to comply with applicable standards as required in particular by the above documents, so that the Lessee can enjoy peacefully of the premises in accordance with law and with the purpose provided under this agreement.

Failure to submit any of the above documents or to performe at its expense the compliance work mentioned above, before the occupancy date, the Lessee may terminate the present contract without further formality and without applying the provisions of Article 21

ARTICLE 6 - DECLARATION CONCERNING DAMAGE TO THE PROPERTY

The Lessor hereby declares that the property provided for herein has suffered no damage that has given rise to an insurance claim covering natural disasters (art. L. 125-2 of the French Insurance Code) or technological disasters (art. L. 128-2 of the French Insurance Code).

In general terms, the Lessor declares that the property subject to the present terms has not suffered any significant damage affecting its structure or damage that may wear it.

The Lessee hereby declares that it is perfectly aware of these circumstances and refrains from making any claims whatsoever against the Lessor in this respect as long as this declaration is accurate.

ARTICLE 7 - PROTECTION OF THE ENVIRONMENT

The Lessor will have carried out as soon as possible to analysis of the soil and sub-soil. The report will be submitted to the Lessee within two (2) months from the date hereof.

If pollution were revealed by this analysis, the Lessor will take over at its own expense all necessary rectification work so that the Lessee can start and operate its business without risk of interruption, suspension or disorder enjoyment from the commencement date.

Generally, the Lessor shall assume in all circumstance all responsibilities for any pollution of the soil and sub-soil which cause or effects by a factor already existed at the occupancy date. In this respect, Lessor shall indemnify the Lessee against any jurisdictional or administrative action brought against it brought by any third party or any public-law party. For its part, the Lessee must inform the Lessor of any plans, even if they are in accordance with the purposes agreed between the parties that could affect legislation or regulations relative to the environment.

During the whole duration of contractual relations established by the present terms, the Lessee will remain solely liable for any damage to the environment caused by its concern.

Finally, the Lessee, having the obligation at the end of the lease, to proceed to the elimination of any substances that are harmful to the environment generate by its activity. Failing that, the Lessee will as such, if necessary, bear all legal and financial resulting consequences to the extent strictly required by applicable laws.

ARTICLE 8 - GENERAL CONDITIONS

The present lease is entered subject to ordinary and legal terms and conditions, and the following specific terms and conditions, under which the Lessee expressly accepts:

1.	To accept the premises in the condition in which they are found when entering into occupancy, subject to application of the stipulations in article 20, it being understood that a schedule of conditions will be drawn up and agreed by both parties before the lease takes effect.

2.	To regularly, during the whole duration of the lease, undertake all tenant-type maintenance work, and, in particular:

•	To constantly upkeep and carry out the repairs necessary for the good working order of water distribution and drainage pipes, electrical equipment, lighting equipment, heating and air-conditioning equipment, fences, gates, doors, windows, fittings, locks and bolts;

•	To maintain, and ensure the compliance of the premises, and its equipment and fittings, when compliance is prescribed by new regulations for the business of the Lessee, or if the Lessee is sentenced to do so, or is subject to an administrative order, and to repair equipment and fittings that are related to the premises and provided as part of the present lease;

•	To take all the necessary measures to prevent meters, pipelines and pipes from breaking due to freezing;

•	To insure, via its own means and at its expense, against overflows of all drainage pipes serving the leased premises;

•	Maintain and repair, according to an appropriate schedule depending on their state, all outside paintwork, locking systems, framework, etc.;

•	Annually give proof of maintenance contracts for heating and air-conditioning equipment.

Only the substantial work exhaustively referred to in article 606 of the French Civil Code exclusively remains the Lessor’s responsibility, unless this work becomes necessary due to a fault or negligence of the Lessee, other work having been classed as tenant-type maintenance payable by the Lessee.

The Lessor will be responsible for ensuring the premises are compliant with a new law, when this compliance is not required due to the Lessee’s business activities.

3.	On departure, to hand over the premises maintained in good rented condition. A schedule of conditions will be drawn up and agreed to by both parties on the date that the lease takes effect.

4.	To ensure that the leased premises are constantly used, and contain furniture and equipment sufficient in both quantity and value to be able to pay the rent and enforce the present terms.

5.	To pay personal and property taxes, the French tax on businesses (Contribution Economique Territoriale), and any new charges or taxes relative to the leased premises for which the Lessee is legally accountable, to manage price increases so that the Lessor never has to worry about this matter, and to provide proof of payment upon request. To pay for Lessee’s water and electricity consumption in accordance with the indications provided by the unit meters, if they are any, and to pay for the lease of the said meters.

To reimburse the Lessor’s share of taxes and charges relative to the leased property, and, in particular, the Lessor’s share of property tax pertaining to this property.

6.	Subject to Lessee’s reasonable confidentiality and safety requirements, to allow the Lessor and its representatives, architects, contractors and workmen to enter the leased premises at all reasonable times in order to visit and verify the condition of the property, and carry out repairs and maintenance. Except in the case of established emergencies, the Lessee will be informed at least 8 days prior to these visits. This stipulation will not be applicable in the case of risk of disclosure of a trade secret.

The Lessee must allow the Lessor or its representatives to visit the premises in the case of a lease termination, for a period of six months prior to the effective date of the Lessee’s departure, and allow notices or posters to be put up in such places as are convenient to the Lessor in the same period, all of strictly comply with the law which activities will be reasonable and conducted so as not to interfere with Lessee’s business operations.

7.	To allow, under the terms of article 1724 of the French Civil Code, significant repair work and any necessary and useful improvements, even if they are not of benefit to the Lessee, as well as all work required by the Administrative Commissions, which will be undertaken in such a manner so as to minimize disruption to Lessee’s business operations.

8.	If the Lessor were to carry out modifications under a legal or administrative decision, for the outer as well as the inner appearance of the property, either via new buildings work or additions to buildings, or the demolition of buildings, or the construction of buildings in the courtyards and gardens, or by covering courtyards and gardens or in any other way, article 1723 of the French Civil Code will apply.

If, due to this work, the Lessee were to become unable to use any or part of the leased premises, the Lessor would have to grant a final reduction in the rent.

9.	Not to be able to claim any reduction in rent when the cause is not attributable to the Lessor.

10.	To assume full responsibility, without recourse against the Lessor, in the case of the use of devices that emit or receive waves, or instruments that may produce parasites of any kind, or soundproofing and weatherproofing that may disturb its own reception of waves and means of communication.

11.	To respect the authorised loads for floors and flooring.

12.	To assume full responsibility, without recourse against the Lessor, for all damage caused to its goods in the case of public disturbances, riots, strikes, civil wars, as well as for all leasing problems they may cause.

13.	To assume full responsibility for appeals against the State, the Region, the Department or the Town in the case of the expropriation of business operated in the premises that are subject to lease for public use, as the Lessor cannot be held responsible for such expropriation, except for cases where the Lessor was informed by 1 January 2013.

14.	To dutifully comply with the requirements, regulations and rulings in force, particularly in terms of public roads, health and safety, the police, labour inspections, and, if necessary, the obligations set out by the specific terms and specifications for the Industrial Area, applying to the whole area in which the real estate tenement stands, so that the liability of the Lessor is not raised or invoked to this end.

15.	To carry out all authorization requests and declarations necessary for conducting its business, as well as all standardisation and compliance work of any kind linked to its business so that the liability of the Lessor is not raised or invoked to this end.

16.	To only post signs on the facades of the building that directly relate to its business, and subject to compliance with the regulations in force and only if the necessary authorisation is obtained. Costs shall be borne by the lessee for restoring the premises and facades to good condition at the end of the lease.

ARTICLE 9 - INSURANCE AND OBLIGATIONS OF THE LESSEE

From the date of occupancy, the Lessee will insure, at its expense, against all risks of its concern and the business it carries out in the rented premises.

It must be covered by insurance issued by a reputable company with:

•	a “Civil Liability” insurance policy insuring against the financial consequences of civil liability that it may incur due to physical injury, material damage and consequential damage to third parties;

•	a “Fire-Explosions” “Theft” and “Water damage” insurance policy, insuring against fire, explosions, electrical damage, water damage, break-up of ice and all tenant-based risks such as theft, including property damage following theft or attempted theft, and its own assets at their real value in terms replacing them with new assets on the day of the incident, as well as its responsibilities as occupant with regard to neighbours, and third parties in general.

These policies must contain a waiver clause for the Lessor and its insurers for the above-mentioned damage.

The Lessee undertakes to reimburse all additional premiums that, as a result of its status, business and in its doings, would be claimed from the Lessor or from neighbours if any of them decided to take out insurance. It undertakes to inform, by recorded delivery letter, the Lessor and the other occupants of any causes of heightened risks (fire, explosions, water damage) that may result from the creation or modification of its business. None of the above will be held responsible for being informed about the existence of heightened risks until receipt of the said letter.

The costs of additional premiums for these different contracts will be borne exclusively by the Lessee, who undertakes to pay them; it will provide proof of payment for these premiums and of the existence of the waiver clause provided for above at the Lessor’s request, by producing certification from its insurers specifying the exact amount of insured capital.

The Lessee must immediately inform the Lessor of all accidents resulting in material damage to the premises.

Compensation paid out by the insurance company or any other organisation for insurance against damage will be paid directly to the Lessor for the part corresponding to damage caused to the premises subject to the present terms.

Lastly, the Lessee undertakes to relinquish all liability claims against the Lessor in the following cases, where the cause does not lie with the Lessor:

a)	in the case of theft, burglary or any serious or petty criminal act that the Lessee may be victim to in the leased premises;

b)	in the case of premises being destroyed in part or in full, or expropriated;

c)	in the case of issues preventing occupancy caused by a third party, whatever their status, unless they are the Lessor’s tenants, the Lessee being required to act directly against the third party without involving the Lessor.

ARTICLE 10 - LIABILITY

The Lessee will be held personally responsible, with regard to the Lessor and third parties, for damaging consequences arising from breaches to the terms and conditions of the present lease of its doing, or by its personnel or agents. It will, in particular, be fully responsible for damage caused during the moving-in process or deliveries, and by people carrying out work on its behalf.

ARTICLE 11 - SUB-LETTING

Sub-letting may only take place with prior written agreement from the Lessor, which will not be unreasonably withheld or delayed. The Lessor must be called upon to assist in the act of sub-letting.

The Lessee may however sub-let all or part of the premises, without the Lessor’s authorisation, to any Company that is part of the same group as the Lessee, or tied to the Lessee by subsidiary connection as defined in article 145 of the French General Code for Tax.

In addition, the Lessee may not make available to anyone, under any circumstances, any or part of the leased premises, including for loans or free housing.

An invitation will be addressed to the Lessor, by recorded delivery or via a bailiff, and must be received by the Lessor at least fifteen days before the planned date for signing the deed. This invitation shall indicate the day, time and place of the signature of the deed and must be accompanied by a copy of the planned sub-letting deed.

If the Lessor does not go to the meeting but gives consent under the conditions mentioned above, the deed may be signed without the presence of the Lessor.

A copy of the sub-letting deed must be submitted to the Lessor, at no cost to the Lessor, during the month when the sub-letting deed is signed.

In the case of sub-letting, unless otherwise agreed in writing, the Lessee will be jointly responsible, along with the sub-letter, with regards the payment of rent, charges and costs, as well as for the enforcement of the terms and conditions of the present lease.

ARTICLE 12 - TRANSFER

The Lessee may not transfer its rights to the present lease, unless it is to the buyer of its business, in accordance with article L. 145-16 of the French Commercial Code.

In the case of a transfer regardless of the legal form, other than transfer of the business or universal succession, the Lessee must have obtained prior, express, and written consent from the Lessor, which consent will not be unreasonably withheld or delayed, who, subject to Lessee’s confidentiality obligations, shall be informed forty days before settling the transfer, with regards the Lessee’s plans as well as the name and references of the Transferee and the price or value set for the transfer.

In the case of a transfer regardless of the legal form, the Lessee will remain the guarantor, and jointly responsible, along with the transferee, for the payment of rent and the application of the terms of the lease unless the Lessee provide an equivalent security in terms of financial robustness.

An original of the deed for the sale or transfer of the concern shall be provided to the Lessor, in accordance with the provisions of article 1690 of the French Civil Code, unless the transfer was carried out in due legal form with the participation and acceptance of the Lessor.

The present provisions shall also be applied in the case of the concern going under a management lease, in part or in full.

ARTICLE 13 - RENT

Furthermore, the present lease is granted and accepted with annual rent of ONE HUNDRED AND NINETEEN THOUSAND, FOUR HUNDRED (119,400) Euros on the principal, in addition to taxes and charges, payable on a quarterly basis and to be paid in advance, and for the first time, on 1 January 2013 for the period 1 January 2013 to 31 March 2013.

Value added tax at the current legal rate will be added to this rent.

In the case of non-payment of the rent at the due date by the Lessee, or in the case of any other amount due under the present lease, the Lessor shall receive late payment penalties without the need to send any kind of formal notice.

These penalties shall be calculated based on a yearly rate equal to five times the legal interest rate.

ARTICLE 14 - RENT INDEXATION

The parties expressly agree to subject the rent set out in the present terms to an escalation clause.

As a result, the rent shall be automatically adjusted, upward or downward, on 1 January of each year, according to the quarterly index of the cost of construction published by the I.N.S.E.E. (French National Statistics Office). The reference index will be the last index published on the date the lease comes into effect.

If, on 1 January of each year, the date when the indexation shall be applied, the I.N.S.E.E. index has not been published, the rent shall provisionally be paid at the former rate. A readjustment will be applied on publication of the index, and remaining rent will be retrospectively due from the Lessee.

If the chosen index ceases to be published, it will be rightfully replaced by the index that will take its place administratively, via application of the link ratio established to this effect by the government. Failing administrative determination of a replacement index, a new index shall be determined by the parties or, failing agreement between the parties, through arbitration or the courts.

If, for any reason, either of the parties were not to claim the benefit of the present clause, paying or cashing the rent at the former rate would not, in any case, be considered as an implicit waiver of the provisions of the indexation. In order to be taken into account, this waiver must result from a written agreement.

The parties agree that the indexation clause is an essential and determining provision in their will to enter into a contract, without which the lease would not have been closed. They also agree on its validity for the current lease and its successive renewals.

ARTICLE 15 - CHARGES

The Lessee undertakes to pay for Lessee’s consumption of water, electricity, gas and other services pertaining to the premises and, more generally, to bear the costs of maintenance and repair work in addition to all so-called tenant-based charges for the rented property that may not be included in the above list.

The Lessee will directly pay or reimburse the Lessor, by simple request on its part, for all expenses pertaining to the rented premises, notably those covered by the “Terms and Conditions”.

A settling process will be carried out yearly by the Lessor, according to the actual expenditure incurred; the Lessee shall receive all documentary evidence of the elements used to calculate this settling.

ARTICLE 16 - SECURITY DEPOSIT

In order to guarantee its obligations, the Lessee must pay the Lessor the sum of TWENTY-NINE THOUSAND, EIGHT HUNDRED AND FIFTY (29,850) Euros corresponding to one term of rent on the principal as a security deposit.

This sum will be retained by the Lessor for the whole duration of the lease, and shall not generate interest.

At the end of the lease, the present security guarantee shall be returned to the Lessee within a period of one month under the usual conditions on the subject, following payment of all rent, charges, and costs, as well as all compensation for which it may be in debt to the Lessor, notably for work that may be necessary to restore the leased premises to their perfect tenant-based state.

Upon each revision of the price of the rent as set out above, this security guarantee shall be adjusted in proportion to the new price of rent, and under the same conditions.

ARTICLE 17 - VAT OPTION

The Lessor opts to make the rent subject to VAT. As a result, it will bill the Lessee for the amount of this tax, at the relative current legal rate. This tax must be paid at the same time as the rent, in accordance with the rules and sanctions provided for in the present contract.

ARTICLE 18 - CANCELLATION CLAUSE

It is expressly agreed, as an essential condition of the present terms, that failing payment of one term of rent or a material breach, and one month after an order or summons to pay, containing a declaration by the Lessor of its intention to claim the benefit of the present clause, delivered as an extrajudicial document, has been unsuccessful, the present lease will be rightfully terminated should the Lessor see fit, without the need for the Lessor to comply with any formalities.

If, in this case, the Lessee refuses to leave the premises, it only needs to be subjected to a ruling by the President of the French Tribunal de Grande Instance, in the jurisdiction of the location of the premises subject to this lease, in summary judgements, as the latter has been given express jurisdiction in the terms of the present contract.

This ruling shall not be open to appeal.

In all cases of termination, the sum paid to the Lessor as a security guarantee shall be deducted from rightfully, with due regard to all kinds of sums due by the Lessee to the Lessor, and first of all due to unpaid rent.

All costs for proceedings, prosecutions, fees and expenses for court officers or provisional measures are covered by the Lessee.

ARTICLE 19 - MISCELLANIOUS PROVISIONS

The Lessee will take responsibility for installing its own telephone and power lines of any kind, and for its relations with administrative bodies.

If the premises were entirely destroyed due to dilapidation, war, civil war, riots, in cases of force majeur or circumstances beyond the control of the Lessor, the present lease will be rightfully terminated, without compensation.

ARTICLE 20 - WORK TO BE CARRIED OUT BY THE LESSOR

Starting from the date of the signature of the present lease, and before the date of effect referred to in article 3, the Lessor undertakes, on behalf and at the request of the Lessee, to carry out works listed in Appendix 2 (the “WORKS”):

As from the date of signature until the date of occupancy, the Lessor may request performance of Works by a third party at the expense and risk of the Lessor at any time in case the latter can not perform the Works.

Therefore, the Lessor grants its authorization and waives the rights it has under article 1144 of the French Code civil

In this respect, in the event of default by the Lessor, the Lessee may have the Works performed, replaced or repaired, by a third party.

Before taking such decision, the Lessee shall previously send a registered letter with acknowledgment of receipt to grant to the Lessor a reasonable period, taking into account the occupancy date, to perform properly the Works. If the Lessor fails to comply with its obligations within such period, the Lessee can apply the present clause without the need for the Lessee to comply with any formalities. Consequently, the Lessee shall be authorized itself to have the obligation performed at the expense and risk of the Lessor.

In this respect, the Lessee shall provide three offers (quotes) and will be able to choose freely the offer with the exception of the most expensive quote.

The substitution will cease when the Lessor shall be able to comply with its obligations and will be able to justify it.

For the said Work that the Lessor will carry out, it undertakes to apply the proper rules and all standards and regulations in force, and in particular standards related to the protection of the environment and not to use any material likely to be dangerous in terms of the health and safety of the occupants of the premises of the lease, or incompatible with the lease, as provided for in article 4.

If the materials used come to be banned by a new provision, the Lessor will take full responsibility for the resulting consequences (notably in terms of research, diagnosis and removal) with no recourse against the Lessee.

The Lessor undertakes to carry out the controls, checks and work that may be required by present or future regulations.

The said Work may not be considered by the Lessor to be a reason to remove the limit on rent (to increase the rent) during a potential renewal of the lease.

ARTICLE 21 - WITHDRAWAL CLAUSE

The Lessee may only withdraw the present contract between the current date and the date in article 3 in return for the correlative payment to the Lessor of severance of FIFTY THOUSAND (50,000) Euros excluding taxes, which is expressly agreed to by the Lessor.

ARTICLE 22 - PREFERENTIAL RIGHTS

If the Lessor were to decide, during the whole duration of the present terms, to lease the neighbouring lots, namely lots 7, 3, 2, and 1, as mentioned in Appendix 1, it must give preferential right to the Lessee, over any other potential lessee, for an equal price and under equal conditions as those offered by such potential lessee.

The Lessor is bound to inform the Lessee by recorded delivery letter, with a request for acknowledgment of receipt, by simple letter to be signed, or by an extrajudicial deed, the surnames, names, professions and residence or, depending on the case, the company name, the headquarters and the unique company trading number of a potential lessee, as well as the planned lease to be signed.

The Lessee will have a period of forty-five (45) days, from the day the above notification is received, to use its preferential right, which it must use via one of the means listed above.

The agreement will be established via a contract for which signature must take place at the latest within forty-five (45) days of the Lessor’s acceptance of the offer.

If the acceptance is not received by the Lessor in the forms and periods stipulated above, preferential right will be null and void for the operation in question.

ARTICLE 23 - LITIGATION

Any disputes that may arise in relation to the existence, application, or termination of the present agreements are entirely the competence of the Tribunal de Grande Instance in the jurisdiction of which the premises of the present lease are located.

ARTICLE 24 - FEES

All costs, fees, and other expenses of the present terms and their consequences will be paid by the Lessee, who undertakes to do so. Each Party shall bear the cost of its own counsel.

ARTICLE 25 - CHOICE OF ADDRESS

For the application of the present terms, and notably in order to receive all extrajudiciary deeds or proceedings, the parties choose their address as follows:

•	the Lessee in the rented premises,

•	the Lessor at its headquarters.

3 copies signed, including one for registration,

In VAULX-EN-VELIN (Rhône),

Dated June, 26th 2012

The Lessor	The Lessee
“S.C.I. FRANKLIN ROOSEVELT”,	“METALDYNE INTERNATIONAL FRANCE”,
Represented by Mr. Jean-Yves CARRY	Represented by M. Didier THIERON
“Read and approved”	“ Read and approved”

APPENDIX 1: PLANS AND DESCRIPTIONS OF LOTS THAT ARE RENTED AND SUBJECT TO PREFERENTIAL RIGHTS

APPENDIX 2 : DESCRIPTIONS OF WORKS

•	works to be born by the Lessor:

1.	study and installation of a fire protection system type “Sprinkler” (Lessee’s financial contribution to be define according to the cost of work and of amortisation duration. This financial contribution will be paid and staggered over the lease term and shall not be treated as part of the rent).

2.	equipement of the shell and core (including smoke extraction, doors sectoral)

3.	cladding of the exterior facades comprising isolating

4.	audits of various facilities

5.	interior painting

6.	creation of sanitary and locker rooms sized to the activity of the Lessee

7.	heating in the workshop

8.	renovation of the docks

9.	compliance works of the premises to the standards in force at the date of occupancy.

•	works to be born by the Lessee:

1.	Installation of Canalys made available free of charge by the lessor.

2.	renovation and setup of the outdoor pool

3.	possible renovation and maintenance of pumps

4.	connection between EDF and electrical transformer